EXHIBIT 10.4

POZEN INC.

LONG TERM INCENTIVE CASH AWARD AGREEMENT

This Long Term Incentive Cash Award Agreement (the “Agreement”) is executed effective as of February 14, 2007 (the “Effective Date”), by and between POZEN Inc. (“POZEN” or the “Company”) and John R. Plachetka (“Executive”).

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has approved the grant to Executive of a cash award of up to an aggregate amount of $1,000,000.00 (the “Award”), payable as and on the terms described herein and subject to the fulfillment of certain conditions as set forth herein, as an inducement for Executive to promote the best interests of the Company and its stockholders; and

WHEREAS, POZEN and Executive desire to set forth certain agreements with respect to such Award.

NOW THEREFORE, the parties hereto agree as follows:

1.	Award; Vesting.

(a) Executive is hereby granted the Award, which shall vest and become payable as follows:

i.	The Award shall vest and become payable in three equal installments on each of January 2, 2008, January 2, 2009 and January 2, 2010 (each, a “Vesting Date”), subject to Executive’s continuing to be employed by or provide service to the Company through each such Vesting Date and, with respect to the Contingent Portion (as defined below), the satisfaction of the performance conditions set forth in subsection (ii) below. Payment of each vested installment shall be made to Executive in a lump sum payment on the second business day following each Vesting Date.

ii.	Notwithstanding the foregoing, the vesting and payment of 25% of the Award (the “Contingent Portion”) shall be contingent upon receipt by the Company, on or before December 31, 2007, of the Trexima Approval (as defined below). If the Trexima Approval is received or before December 31, 2007, the Contingent Portion shall vest and become payable on each Vesting Date as described in subsection (i) above. If the Trexima Approval is not received on or before December 31, 2007 or if the Trexima Approval is received on or before December 31, 2007, but Executive has ceased to be employed by or provide service to the Company on such date, the entire Contingent Portion shall be immediately forfeited, and Executive acknowledges and agrees that he shall have no right or entitlement to receive the Contingent Portion in such event.

(b) For purposes of this Section 1, and Sections 2 and 3: (i) the term “Trexima Approval” shall mean an action letter from the U.S. Food and Drug Administration indicating approval of the New Drug Application for Trexima, the proposed brand name for the combination of GlaxoSmithKline’s sumatriptan and naproxen sodium in a single tablet being developed by the Company for the acute treatment of migraine pursuant to a development and commercialization agreement with GlaxoSmithKline; and (ii) the term “employed by, or provide service to the Company” shall have the meaning given to such term in the POZEN Inc. 2000 Equity Compensation Plan, as amended and restated (the “Plan”).

2.	Change of Control. Notwithstanding anything to the contrary herein, in the event of and conditioned upon a Change of Control (as defined in the Plan) and unless otherwise determined by the Committee, the Award, to the extent not previously paid, shall accelerate and become payable in full, subject to (i) Executive’s continuing to be employed by or provide service to the Company to such date, and (ii) with respect to the Contingent Portion, the satisfaction of the performance conditions set forth in Section 1(a)(ii) above, subject to the discretion of the Committee. Notwithstanding the foregoing, if a Change of Control occurs prior to December 31, 2007 and receipt of the Trexima Approval has not occurred, the Contingent Portion shall accelerate and become payable in full. Payment of any portion of the Award that becomes payable pursuant to this Section 2 shall be made in a lump sum payment on the date of closing of the Change of Control.

3.	Continuous Employment; Termination.

(a) Payment of the Award is subject to Executive’s continuing to be employed by, or provide service to, the Company; provided, however, that notwithstanding anything to the contrary herein, if, prior to the final Vesting Date, Executive is terminated by the Company without Cause, or Executive terminates employment with the Company for Good Reason, and provided that Executive executes and does not revoke a general release in a form acceptable to the Company (the “Release”), Executive shall be entitled to receive an amount equal to the amount of the Award which would have become vested on the next Vesting Date if such termination had not occurred; provided, however, that if such termination occurs prior to December 31, 2007 and receipt of the Trexima Approval has not occurred, the Contingent Portion of such Award shall be forfeited in its entirety. If Executive is terminated for Cause, Executive will immediately forfeit all rights to any payment of the Award under this Agreement not already paid to him.

(b) Payment of any amounts payable pursuant to this Section 3 shall be made to Executive in a lump sum payment on the second business day following the eighth day after Executive executes and does not revoke the Release; provided, however, that notwithstanding the foregoing, if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A of the Internal Revenue Code of 1986, as amended, such payment shall not be made until, and shall be made on, the second business day after the date that is six (6) months following the date of Executive’s termination of employment.

(c) For purposes of this Section 3, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in that certain Second Amended and Restated Executive Employment Agreement dated as of March 14, 2006, by and between POZEN and Executive (the “Executive Employment Agreement”).

4.	Withholding; Taxes. All payments of the Award pursuant to this Agreement shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from all such payments any federal, state or local taxes required by law to be withheld with respect to such payments. Executive shall be solely responsible for any tax consequences arising from the grant or payment of the Award, and Executive is hereby advised to should consult with his personal tax and/or financial advisors regarding the tax effects of the Award and this Agreement.

5.	No Right to Employment. The grant of the Award and this Agreement shall not confer upon Executive any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate Executive’s employment or service at any time. Other than such rights as may be granted to Executive in the Executive Employment Agreement, the right of the Company to terminate at will Executive’s employment or services at any time for any reason is specifically reserved.

6.	Assignment. This Agreement may not be assigned or transferred by Executive.

7.	Unfunded Arrangement. Executive’s rights to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company. All payments shall be made from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.

8.	Integration. This Agreement, as supplemented by the terms and conditions of the Plan and the Executive Employment Agreement as expressly referenced and incorporated herein, constitutes the entire understanding and agreement of POZEN and Executive with respect to the subject matter contained herein, and there are no other agreements, understandings, restrictions, representations, or warranties, oral or written, between POZEN and Executive with respect to the subject matter contained herein other than those as set forth or provided for herein.

9.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

10.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

11.	Amendment and Waiver. No provision of this Agreement, including the provisions of this Section 11, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

12.	Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and Executive and his personal representatives.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Senior Vice President, Finance and
Administration, and Chief Financial
Officer

EXECUTIVE:

/s/ John R. Plachetka
John R. Plachetka

4